SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

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[ ] Preliminary information statement	[ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d) (2)).
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SMA Relationship Trust

(Name of Registrant as Specified in Its Charter)

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Information Statement
SMA Relationship Trust
Series S

One North Wacker Drive
Chicago, Illinois 60606

August 19, 2013

Dear Shareholder,

UBS Global Asset Management (Americas) Inc. (“UBS Global AM”), the investment advisor to the Series S series of shares (the “Fund”) of the SMA Relationship Trust (the “Trust”), selects the Fund’s sub-advisor(s), subject to approval of the board of trustees of the Trust (the “Board” or “Trustees”). A significant service you receive with the Fund is the ongoing review and due diligence by UBS Global AM of the Fund’s sub-advisor(s). We are pleased to inform you that, at the recommendation of UBS Global AM, the Board has appointed Manulife Asset Management (US) LLC (“Manulife”) to serve as the sub-advisor to the Fund. Manulife assumed sub-advisory responsibility with respect to the Fund’s portfolio on May 28, 2013.  UBS Global AM will continue to serve as the investment advisor to the Fund. The Fund’s investment objective and policies and fees and expenses have not changed as a result of the appointment of Manulife as the sub-advisor to the Fund.

Please note that this transaction does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

S1526

i

Series S

Background
Pursuant to an investment advisory agreement with the Trust (the “Advisory Agreement”), UBS Global AM manages the investment operations of the Fund and is responsible for the selection, subject to review and approval by the Board, of the sub-advisor(s) to the Fund. At a meeting held on April 24, 2013 (the “Meeting”) and pursuant to UBS Global AM’s recommendation, the Board approved Manulife as the sub-advisor to the Fund and approved a corresponding sub-advisory agreement between UBS Global AM and Manulife (the “Sub-Advisory Agreement”). Manulife assumed sub-advisory responsibility with respect to the Fund’s portfolio effective May 28, 2013. UBS Global AM would be reviewing and evaluating the Fund’s sub-advisor(s) on an ongoing basis.

The Trustees determined to initially approve the Sub-Advisory Agreement after a thorough analysis of the proposed services to be provided by Manulife. The material factors considered by the Trustees in approving the Sub-Advisory Agreement are set forth below under “Series S—Trustees’ considerations.”

Sub-Advisory Agreement
Under the Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS Global AM and any written guidelines adopted by the Board or UBS Global AM, Manulife will provide a continuous investment program for the Fund, including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund’s investments, all in accordance with the provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and any rules thereunder, the governing documents of the Trust, the fundamental policies of the Trust and the Fund, as reflected in the Trust’s registration statement, and any policies and determinations of the Trustees.

Under the Sub-Advisory Agreement, Manulife will pay for all expenses incurred by it in connection with its services to the Fund, but Manulife will not be responsible for any expenses incurred by the Trust, the Fund or UBS Global AM.

As compensation for its services to the Fund under the Sub-Advisory Agreement, Manulife is entitled to receive fees from UBS Global AM (not the Fund), computed daily and payable monthly, based on an annual percentage of the Fund’s average daily net assets that it manages.  UBS Global AM does not charge the Fund a fee for its advisory services.  UBS Global AM pays the sub-advisory fees from its own resources.

During the Fund’s last full fiscal year ended December 31, 2012, UBS Global AM did not pay or accrue sub-advisory fees to Manulife because Manulife was not yet serving as the sub-advisor to the Fund.

The Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act) of the Trust (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Trustees or by a vote of a majority of the Fund’s outstanding voting securities on 30 days’ written notice to Manulife. UBS Global AM also may terminate the Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days’ written notice to Manulife; (ii) upon material breach by Manulife of the representations, warranties and agreements contained in the Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global AM, Manulife becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Sub-Advisory Agreement provides that Manulife may terminate the Sub-Advisory Agreement, without payment of any penalty, on 120 days’ written notice to UBS Global AM. The Sub-Advisory Agreement terminates automatically in the event of its “assignment,” as defined in the Investment Company Act, or upon termination of the Advisory Agreement.

As described below under “Additional information—SEC exemptive order,” UBS Global AM has received an exemptive order (“Exemptive Order”) from the U.S. Securities and Exchange Commission (“SEC”) enabling it to enter into a sub-advisory agreement with one or more sub-advisors that has not been approved by a vote of the majority of the outstanding voting securities of a series if certain conditions are met.

The Sub-Advisory Agreement provides that Manulife shall not be liable to UBS Global AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS Global AM in connection with the matters to which the Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Sub-Advisory Agreement.

Trustees’ considerations
Background—At the Meeting, the members of the Board, including the Independent Trustees, considered and approved the proposed Sub-Advisory Agreement between UBS Global AM and Manulife with respect to the Fund.

Prior to the Meeting, the Independent Trustees’ counsel had sent to Manulife a request detailing the information that the Independent Trustees wished to receive in connection with their consideration of the approval of the Sub-Advisory Agreement. The Independent Trustees met with their independent counsel to discuss the materials provided to them in response to the information request, including materials prepared by UBS Global AM and Manulife.  The Board also received a memorandum from UBS Global AM discussing UBS Global AM’s reasons for recommending Manulife as the sub-advisor to the Fund.

At the Meeting, the Board considered a number of factors in connection with its deliberations concerning the approval of the Sub-Advisory Agreement for the Fund, including: (i) the nature, extent, and quality of the services to be provided by Manulife to the Fund; (ii) Manulife’s investment approach; (iii) the Fund’s expenses, costs of the services to be provided and profits to be realized by Manulife and its affiliates or UBS Global AM and its affiliates from the relationship with the Fund; and (iv) the extent of economies of scale to be realized by Manulife with respect to the Fund, as it grows larger, and the extent to which the economies of scale are reflected in the level of the sub-advisory fees charged.

Nature, extent and quality of services and investment approach—In considering the nature, extent, and quality of the services to be provided by Manulife to the Fund, the Board reviewed the material provided by UBS Global AM and Manulife describing the various services to be provided to the Fund by Manulife.  The Board considered the scope and depth of Manulife’s organization and the experience and expertise of the professionals currently providing investment sub-advisory services to the Fund. The Board considered that Manulife was a large, well-established asset management organization employing investment personnel with significant experience in the investment management industry. The Board also noted that the appointment of Manulife as the sub-advisor to the Fund would preserve continuity of the investment philosophy, process and team that was in place when William Talbot and his team (currently at Manulife) were with UBS Global AM.  In addition, the Board discussed the written compliance report from the Chief Compliance Officer of UBS Global AM.  The Board also considered Manulife’s specific investment approach and level of expertise within the small cap asset class.  Further, the Board reviewed information regarding the other accounts for which Manulife provides advisory services.  After analyzing the services to be provided by Manulife to the Fund, both quantitatively and qualitatively, the Board concluded that the nature, extent, and quality of services to be provided to the Fund were consistent with the operational requirements of the Fund, and met the needs of the Fund’s shareholders.

Fund performance—The Board considered the historical performance of the Fund when William Talbot and his team managed the Fund with UBS Global AM.  The Board also received and considered composite performance information provided by Manulife.

Sub-advisory fees—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS Global AM to Manulife in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by Manulife.  The Board noted that the sub-advisory fee to be paid to Manulife by UBS Global AM was less than the management fees paid by a comparable fund and account to Manulife for its services.  The Board also considered that other external, third-party managers were considered to sub-advise the Fund.  After discussing the information about the other fund and account with Manulife, the Board determined that the fees to be paid by UBS Global AM to Manulife were reasonable, giving effect to differences in services performed for the other fund and account as compared to such fee rates.  The Board, after reviewing all pertinent material, concluded that the sub-advisory fee payable under the Sub-Advisory Agreement by UBS Global AM to Manulife was fair and reasonable.

Profitability—Profitability of Manulife or its affiliates or UBS Global AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS Global AM, and not by the Fund, and as UBS Global AM does not earn any management fees in connection with the management of the Fund.  The Board also considered “fall-out” or ancillary benefits to Manulife or its affiliates as the result of their relationships with the Fund.  UBS Global AM informed the Board that Manulife’s relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that therefore UBS Global AM believed that Manulife would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which also would potentially benefit the Fund). The Board recognized that Manulife could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as the sub-advisor to the Fund after an extensive review process.  Similarly, the Fund could benefit from having a sub-advisor with a well-regarded reputation.  Upon examining the information provided concerning Manulife’s profitability, the Board concluded that the level of profits realized by Manulife and its affiliates with respect to the Fund, if any, was reasonable in relation to the nature and quality of the services that would be provided.

Economies of scale—The Board also discussed whether economies of scale are realized by Manulife with respect to the Fund as it grows larger and the extent to which this is reflected in the level of sub-advisory fees charged. The Board concluded that economies of scale and the reflection of such economies of scale in the level of sub-advisory fees charged were inapplicable to the Fund because the Fund would not be charged a sub-advisory fee under the Sub-Advisory Agreement.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded that the approval of the Sub-Advisory Agreement was in the best interests of the Fund and its shareholders.

Additional information

SEC exemptive order
In October 2012, UBS Global AM and the Trust received the Exemptive Order from the SEC that allows the Fund to operate under a manager of managers structure, whereby UBS Global AM, as the Fund’s investment advisor, can appoint and replace unaffiliated third-party sub-advisors, and enter into, amend and terminate sub-advisory agreements with such sub-advisors, each subject to Board approval but without obtaining shareholder approval. The use of the manager of managers structure is subject to certain conditions that are set forth in the Exemptive Order. Under the manager of managers structure, UBS Global AM has the ultimate responsibility, subject to oversight by the Board, to oversee the sub-advisor(s) and recommend their hiring, termination and replacement. UBS Global AM also, subject to the review and approval of the Board: sets the Fund’s overall investment strategy; evaluates, selects and recommends sub-advisors to manage all or a portion of the Fund’s assets; allocates and, when appropriate, reallocates the Fund’s assets among sub-advisors; monitors and evaluates the sub-advisors’ performance; and implements procedures reasonably designed to ensure that each sub-advisor complies with the Fund’s investment goal, policies and restrictions.  The Exemptive Order generally requires that shareholders of the Fund be notified of a sub-advisory agreement that has been entered into within 90 days of the effectiveness of the sub-advisory agreement, and that the Fund make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS Global AM, UBS Global AM (US) and UBS AG
UBS Global AM, a Delaware corporation, is the investment advisor and administrator of the Fund. UBS Global AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS Global AM is located at 1285 Avenue of the Americas, New York, New York 10019-6028. UBS Global AM (US) is located at 1285 Avenue of the Americas, New York, New York 10019-6028.  UBS Global AM and UBS Global AM (US) are indirect wholly-owned subsidiaries of UBS AG. UBS Global AM is a member of the UBS Global Asset Management Division, which had approximately $621 billion in assets under management worldwide as of June 30, 2013 and is an investment advisor registered with the SEC. UBS AG is an internationally diversified organization with headquarters in Zurich and Basel, Switzerland with operations in many areas of the financial services industry. As of June 30, 2013, UBS Global AM had approximately $155 billion in assets under management.

Additional information about Manulife

Manulife, located at 101 Huntington Avenue Boston, MA 02199, is an investment advisor registered with the SEC.  As of June 30, 2013, Manulife had approximately $147 billion in assets under management. Manulife is an indirect, wholly-owned subsidiary of Manulife Financial Corporation, a publicly held, Canadian-based company located at 200 Bloor Street East, Toronto, ON, Canada M4W 1E5, that had approximately $260 billion in assets under management worldwide as of June 30, 2013.

Wilfred Talbot is a senior managing director and senior portfolio manager at Manulife and has been with Manulife since April 2013. Prior to joining Manulife, Mr. Talbot was Managing Director and Head of U.S. Small Cap Core and Value Equities with UBS Global AM and had been with UBS Global AM since 1997.  Mr. Talbot was previously a portfolio manager for the Fund since its inception through March 2013. Mr. Talbot has been a portfolio manager of the Fund with Manulife since May 2013.

Joseph Nowinski is a managing director and portfolio manager at Manulife and has been with Manulife since April 2013. Prior to joining Manulife, Mr. Nowinski was a portfolio manager with UBS Global AM and had been with UBS Global AM since 1997.  Mr. Nowinski has been a portfolio manager of the Fund since May 2013.

The principal executive officers and board members of Manulife, as of the date of this document, are set forth below:

Name and Address	Position with Manulife1
Barry Evans2	Director, President and Chief Operating Officer
Jeffrey Long2	Chief Financial Officer
Janis Largesse2	Director
William Corson2	Chief Compliance Officer
Frank Saeli2	Director
Dian Landers2	Chief Administrative Officer
Carolyn Flanagan2	Chief Legal Officer
Christopher Conkey2	Director, Chief Investment Officer, Global Equities
Jacqueline Allard2	Director
Anthony Ostler2	Director

1  None of the principal executive officers or board members of Manulife listed above has other principal employment other than his or her respective position(s) with Manulife.
2  This person’s address is c/o Manulife, 101 Huntington Avenue Boston, MA 02199.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Manulife and did not pay any fees to Manulife or its affiliates for services provided to the Fund.

Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust’s transfer agent, BNY Mellon Investment Servicing (US) Inc., 760 Moore Road, King of Prussia, Pennsylvania 19406, toll-free at 1-800-647 1568.

If you have any questions, please contact your investment professional.

August 19, 2013
One North Wacker Drive
Chicago, Illinois 60606

©UBS 2013. All rights reserved.
Investment Company Act File No. 811-21328
UBS Global Asset Management (Americas) Inc. is a subsidiary of UBS AG.

Information Statement—Notice
SMA Relationship Trust
Series S

One North Wacker Drive
Chicago, Illinois 60606

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

August 19, 2013

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to the Series S series of shares (the “Fund”) of the SMA Relationship Trust (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Global Asset Management (Americas) Inc. (“UBS Global AM”), the investment advisor to the Fund, selects the Fund’s sub-advisor(s), subject to approval of the board of trustees of the Trust (the “Board”). A significant service you receive with the Fund is the ongoing review and due diligence by UBS Global AM of the Fund’s sub-advisor(s). We are pleased to inform you that, at the recommendation of UBS Global AM, the Board has appointed Manulife Asset Management (US) LLC (“Manulife”) to serve as the sub-advisor to the Fund. Manulife assumed sub-advisory responsibility with respect to the Fund’s portfolio on May 28, 2013.  UBS Global AM will continue to serve as the investment advisor to the Fund.  The Fund’s investment objective and policies and fees and expenses have not changed as a result of the appointment of Manulife as the sub-advisor to the Fund.  Additional information about UBS Global AM, Manulife, the Sub-Advisory Agreement between UBS Global AM and Manulife with respect to the Fund, and the Board’s approval of this Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS Global AM and the Trust from the U.S. Securities and Exchange Commission, the hiring of Manulife on the Fund’s behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about August 26, 2013 to the Fund’s shareholders of record as of July 31, 2013. The full Information Statement will be available for printing on the Fund’s website at http://www.ubs.com/us/en/asset_management/individual_investors/ii_managed_accounts.html until at least November 25, 2013. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793-8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.